EX-99.g.1.i

AMENDMENT TO MUTUAL FUND CUSTODY AND SERVICES AGREEMENT

     This Amendment (“Amendment”) is made as of the 1st day of January, 2014, by and between each investment company listed on the signature page hereto (referred to herein individually as a “Fund” and collectively, as the “Funds”) and THE BANK OF NEW YORK MELLON (formerly, Mellon Bank, N.A.) (“Custodian” or “BNY Mellon”).

BACKGROUND:

A. Each Fund and Custodian are parties to a Mutual Fund Custody and Services Agreement dated as of July 20, 2007, as amended (the “Agreement”), relating to Custodian’s provision of custody services to each Fund and each Fund’s respective series (“Series”). This Amendment is an amendment to the Agreement.

B. The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1. Appendix E of the Agreement is hereby deleted in its entirety and replaced with Appendix E attached hereto.

2. Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement, as well as capitalized terms not defined in this Amendment, shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	To the extent required by applicable law, the terms of this Amendment and the fees and expenses associated with this Amendment have been disclosed to and approved by the Board of Trustees/Directors of the Funds.

(e)	This Amendment shall be governed by the laws of The Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

DELAWARE GROUP ADVISER FUNDS,
on behalf of its Series identified on Appendix D

DELAWARE GROUP CASH RESERVE,
on behalf of its Series identified on Appendix D

DELAWARE GROUP EQUITY FUNDS I,
on behalf of its Series identified on Appendix D

DELAWARE GROUP EQUITY FUNDS II,
on behalf of its Series identified on Appendix D

DELAWARE GROUP EQUITY FUNDS IV,
on behalf of its Series identified on Appendix D

DELAWARE GROUP EQUITY FUNDS V,
on behalf of its Series identified on Appendix D

DELAWARE GROUP FOUNDATION FUNDS,
on behalf of its Series identified on Appendix D

DELAWARE GROUP INCOME FUNDS,
on behalf of its Series identified on Appendix D

DELAWARE GROUP STATE TAX-FREE INCOME TRUST,
on behalf of its Series identified on Appendix D

DELAWARE GROUP TAX-FREE FUND,
on behalf of its Series identified on Appendix D

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS,
on behalf of its Series identified on Appendix D

VOYAGEUR INSURED FUNDS,
on behalf of its Series identified on Appendix D

VOYAGEUR INTERMEDIATE TAX FREE FUNDS,
on behalf of its Series identified on Appendix D

VOYAGEUR MUTUAL FUNDS,
on behalf of its Series identified on Appendix D

VOYAGEUR MUTUAL FUNDS II,
on behalf of its Series identified on Appendix D

DELAWARE GROUP GOVERNMENT FUND,
on behalf of its Series identified on Appendix D

DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS,
on behalf of its Series identified on Appendix D

DELAWARE POOLED TRUST,
on behalf of its Series identified on Appendix D

VOYAGEUR MUTUAL FUNDS III,
on behalf of its Series identified on Appendix D

VOYAGEUR TAX FREE FUNDS,
on behalf of its Series identified on Appendix D

DELAWARE VIP TRUST,
on behalf of its Series identified on Appendix D

DELAWARE INVESTMENTS COLORADO
MUNICIPAL INCOME FUND, INC.

DELAWARE INVESTMENTS NATIONAL
MUNICIPAL INCOME FUND

DELAWARE INVESTMENTS MINNESOTA MUNICIPAL
INCOME FUND II, INC.

DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.

DELAWARE ENHANCED GLOBAL DIVIDEND
AND INCOME FUND

By:	/s/ Richard Salus

Name:	Richard Salus

Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Christopher Healy

Name:	Christopher Healy

Title:	Managing Director

APPENDIX E FEE SCHEDULE

Safekeeping and Administrative Fees (annual, market value)	Basis Point/Unit Cost
U.S. Assets under custody + All other U.S. Assets-basis points	0.30bp
Non-U.S. Markets assets	See attached schedule

Transaction/Service Fees
U.S. Trade Capture & Settlement
Per Depository Eligible Transaction	$ 3.00
(includes purchases, sales, free receipts, free deliveries)
Per P&I, Payup/Paydown	$ 1.00
Per Leg of Futures, Option, or Swap Transaction	$ 5.00
Per Physical trades	$15.00
Per security segregation	$ 3.00
Per forward Contract	$20.00
Note: BNY Mellon reserves the right to charge for cancel
and treat them as a transaction (if arising from action of
client or investment manager)
Non-U.S. Markets Capture & Settlement	See attached schedule
Per incoming/outgoing US Wire/Margin variation	$ 3.00
Per Voluntary corporate action	Waived
Per Mandatory corporate action	Waived
Per Late or Manual Corporate action response	Waived
Per Manual Check Request	Waived
Per non-USD wire transfer	$35.00
3rd-party security lending (per lender)-annual fee	Negotiated as needed
Per F/X not executed at BNY Mellon	$30.00

WorkBench Information Delivery
Client Reporting
Workbench User ID’s	Waived
Customized Report Development
Per Report (Minimum) for one time development	$1,000.00
Per Report Annual Maintenance Fee	$ 500.00
Per Hour for Special Projects	$ 150.00

Non-U.S. Market Schedule

Countries	Basis Points	Transaction Charge per item
Argentina	20.00	$50.00
Australia	8.00	$8.00
Austria	8.00	$15.00
Bahrain	40.00	$85.00
Bangladesh	40.00	$85.00
Belgium	8.00	$25.00
Benin	50.00	$140.00
Bermuda	20.00	$60.00
Botswana	40.00	$95.00
Brazil	4.00	$35.00
Bulgaria	40.00	$75.00
Burkina Faso	40.00	$25.00
Canada	2.00	$10.00
Cayman Islands	3.00	$25.00
Channel Islands	3.00	$25.00
Chile	20.00	$60.00
China	20.00	$85.00
Colombia	40.00	$100.00
Costa Rica	40.00	$75.00
Croatia	40.00	$75.00
Cyprus	40.00	$60.00
Czech Republic	15.00	$50.00
Denmark	8.00	$15.00
Ecuador	40.00	$60.00
Egypt	20.00	$40.00
Estonia	20.00	$40.00
Euroclear	2.00	$15.00
Finland	8.00	$15.00
France	2.00	$15.00
Germany	2.00	$15.00
Ghana	40.00	$95.00
Greece	15.00	$15.00
Guinea Bissau	40.00	$95.00
Hong Kong	2.00	$15.00
Hungary	15.00	$40.00
Iceland	15.00	$15.00
India	3.00	$40.00
Indonesia	10.00	$30.00
Ireland	2.00	$20.00
Israel	15.00	$40.00
Italy	2.00	$15.00
Ivory Coast	40.00	$85.00
Jamaica	15.00	$50.00
Japan	2.00	$10.00
Jordan	40.00	$135.00
Kazakhstan	20.00	$75.00
Kenya	40.00	$95.00
Kuwait	40.00	$100.00
Latvia	40.00	$15.00
Lebanon	40.00	$125.00
Lithuania	40.00	$95.00
Luxembourg	4.50	$35.00
Malaysia	7.00	$30.00
Mali	20.00	$50.00
Malta	40.00	$100.00
Mauritius	3.00	$15.00
Mexico	3.00	$15.00
Morocco	50.00	$85.00
Namibia	30.00	$80.00
Netherlands	2.00	$10.00
New Zealand	2.00	$15.00
Niger	50.00	$140.00
Nigeria	80.00	$41.00
Norway	8.00	$15.00
Oman	80.00	$130.00
Pakistan	80.00	$1,185.00
Palestinian Autonomous Area	50.00	$140.00
Panama	50.00	$140.00
Peru	30.00	$85.00
Philippines	15.00	$30.00
Poland	10.00	$25.00
Portugal	3.00	$35.00
Qatar	30.00	$120.00
Romania	30.00	$55.00
Russia	30.00	$85.00
Saudi Arabia	30.00	$80.00
Senegal	50.00	$140.00
Serbia	50.00	$140.00
Singapore	8.00	$15.00
Slovak Republic	80.00	$85.00
Slovenia	40.00	$60.00
South Africa	8.00	$20.00
South Korea	4.50	$30.00
Spain	8.00	$10.00
Sri Lanka	11.00	$90.00
Swaziland	50.00	$50.00
Sweden	2.00	$15.00
Switzerland	2.00	$15.00
Taiwan	4.50	$25.00
Thailand	4.50	$25.00
Togo	50.00	$140.00
Trinidad & Tobago	50.00	$50.00
Tunisia	40.00	$50.00
Turkey	7.00	$20.00
UAE	80.00	$115.00
United Kingdom	2.00	$10.00
Uganda	50.00	$140.00
Ukraine	40.00	$40.00
Uruguay	40.00	$60.00
Venezuela	40.00	$85.00
Vietnam	80.00	$75.00
Zambia	40.00	$85.00
Zimbabwe	$40.00	$95.00

Notes
  Earnings credits and overdraft rates will be calculated monthly on the basis of the following formula: The Account may earn interest on balances, including disbursement balances and balances arising from purchase and sale transactions. For each month during which the Custodian holds property for the Fund, there shall be an adjustment to the custody fees, calculated as follows. For each day of the month in which the closing cash balance of the Account is more than zero, such cash balance amount will earn interest calculated by taking the amount of the idle balance multiplied by the Overnight Federal Funds Rate (defined below) minus .50% divided by 365 days. The amount of interest credit shall be known as the "Daily Credits." Alternatively, for each day of the month in which the closing balance of the Account is less than zero (an "overdraft"), the overdraft amount will be subject to a charge calculated by taking the amount of the overdraft multiplied by the Overnight Federal Funds Rate (defined below) plus .50% divided by 365 days. The amount of interest charge shall be known as "Daily Charges." The net of the Daily Credits and Daily Charges for a particular month will be credited or debited, as the case may be, to the Monthly Notification for the applicable period. Monthly credit balances will roll forward to offset future Custodian fees and expenses. Unused Daily Credits will expire at calendar year end. Credit balances may not be transferred, they are used exclusively to offset Custodian fees and expenses and shall not be applied against investment or other related expenses. A Daily Charge shall not apply to the extent that an overdraft is solely due to Custodian error.

  The term "Overnight Federal Funds Rate" shall mean, for any month, the average of daily "Federal Funds Rates" for such month. In turn, the daily Federal Funds Rates shall mean, for any day, the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day.
Other Fees
  BNY Mellon will pass through to the Fund or Funds any out-of-pocket expenses, including (but not limited to) vendor costs, postage, external legal and tax fees, courier expense, registration fees, and stamp duties.

  BNY Mellon may earn indirect compensation for items including but not limited to overdrafts, float, bank deposits and net Interest revenue. Any additional services will incur additional fees (e.g. accounting, benefit payments, performance and risk analytics, etc).

  For details on certain direct and indirect compensation that may be earned by BNY Mellon, please refer to the website: www.bnymellon.com/as-disclosures. Once on the site, the following password will be required to review the content: ASCOMP00 (note: the last 2 digits in the password are zeros).

Terms
  BNY Mellon will bill on a monthly basis; payments will be directly charged to accounts designated by the Fund or Funds, either automatically ("direct debit") or following a charging instruction ("direct charge").

  All amounts due will be payable within 30 days of invoice date. Fees not paid within 60 days of the date of the invoice will be subject to a late charge of 1.5% per month. Any objections, corrections, or adjustments to a bill must be raised within 12 months of the billing date. In addition, BNY Mellon reserves the right to adjust a client bill for any under-billed activities up to 12 months after the billing date. After the 12-month period, all bills will be considered final.